Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

The Home Depot, Inc.:

We consent to the use of our reports dated March 28, 2008, with respect to the consolidated balance sheets of The Home Depot, Inc. and subsidiaries as of February 3, 2008 and January 28, 2007, and the related consolidated statements of earnings, stockholders’ equity and comprehensive income, and cash flows for each of the fiscal years in the three-year period ended February 3, 2008, and the effectiveness of internal control over financial reporting as of February 3, 2008, incorporated herein by reference. Our report refers to the Company’s adoption of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes, effective January 29, 2007, the beginning of the fiscal year ended February 3, 2008 and Securities and Exchange Commission Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in the Current Year Financial Statements, effective January 30, 2006, the beginning of the fiscal year ended January 28, 2007.

/s/ KPMG LLP

Atlanta, Georgia

June 23, 2008